Exhibit 99.1

LNB Bancorp, Inc. Reports 2005 Fourth-Quarter and Year-End Results

    LORAIN, Ohio--(BUSINESS WIRE)--Jan. 26, 2006--LNB Bancorp, Inc.
(NASDAQ:LNBB):

    -- Fourth-Quarter Net Income increases 57 percent from year-ago period

    -- Loan growth continues; net interest margin holds up despite pressures

    --  Additional steps taken to enhance asset quality

    LNB Bancorp, Inc. (NASDAQ:LNBB), today reported financial results for its fourth quarter and full year ended December 31, 2005.
    Net income for the fourth quarter of 2005 increased 57 percent, reaching $1,833,000, compared with $1,165,000 in fourth quarter of 2004. Diluted net income per share for the 2005 fourth quarter increased 56 percent to $0.28 versus $0.18 in the comparable period a year ago.
    For the full year of 2005, the Company reported net income of $6,413,000, or $.97 per diluted share, compared with $7,475,000, or $1.13 per diluted share a year ago.

    Fourth Quarter Overview

    "We are pleased to close the year on such a positive earnings note as we continue to take important steps to place us on a solid foundation for the future," said Daniel E. Klimas, president and chief executive officer of LNB Bancorp, Inc.
    Net interest income was $7,672,000 in the fourth quarter of 2005, an increase of 5.3 percent as compared with the same period a year before. This was primarily driven by earning asset growth, as the net interest margin was 4.08 percent, compared to 4.09 percent during the same period in 2004.
    Noninterest income was $2,204,000 for the three months ended December 31, 2005, compared with $1,948,000 in the same period in 2004, a 13.1 percent increase. Included in fourth quarter 2004 results was an impairment charge of $1.2 million related to the write-down of agency preferred stock owned by the Company. Deposit service charges were $1,107,000, up 6.3 percent in the quarter as compared to $1,041,000 in the fourth quarter of 2004. This improvement was offset by lower mortgage and trust fees in the fourth quarter. The decline in mortgage banking fees reflects the realignment of the mortgage operation from a fee-based operation to one with a balance sheet growth focus.
    For the fourth quarter of 2005, noninterest expense was $7,360,000 compared with $7,292,000 for the same period of 2004. Salaries and benefits were $3,404,000, a decrease of $423,000 or 11.0 percent from the same period in 2004, reflecting lower staffing levels. However, higher expenses in several other categories offset this improvement. In particular, outside services were $701,000, an increase of $359,000 or 105 percent in the fourth quarter as compared to $342,000 in the same period last year. This reflects higher internal and external audit costs, higher legal expenses related to corporate governance, the costs associated with a loan sale and IT consulting fees.
    In the fourth quarter the Company took a major step in improving asset quality. In addition to improvements to the credit process, the Company sold four loan relationships totaling about $5.7 million of principal balances that were substandard credits. "Improving asset quality was one of our primary objectives in 2005," said Klimas.
    Nonperforming loans decreased to $6,494,000 at December 31, 2005, as compared to $7,452,000 at September 30, 2005, but were up as compared with $4,921,000 at December 31, 2004. The current nonperforming loans have been charged down to estimated collateral levels and are well secured. Klimas said an additional relevant measure of asset quality is the level of potential problem loans, which were $14.4 million at December 31, 2005, compared to $21.6 million at December 31, 2004.
    Net charge-offs for the fourth-quarter were $1,418,000. Included in the fourth quarter 2005 results were charge-offs of $1,173,000 associated with the sale of four loan relationships. The charge-offs on the four loan relationships were in line with the specific reserves established on these loans at December 31, 2004. The provision for loan losses was $150,000 in the fourth quarter of 2005 as compared to $399,000 in the same period last year.

    Full Year 2005 Overview

    The full-year results for 2005 reflect certain costs associated with repositioning the company for growth. "Early in the year, we adopted a strategic plan that called for realigning our staffing levels and recruiting key managers. Many of the costs associated with those important activities were recognized in the second quarter of the year," said Klimas.
    Despite those costs, the Company posted revenue gains and completed the year with a strong balance sheet. For the full year, net interest income increased 6.8 percent to $30,030,000 from $28,122,000 in 2004. The net interest margin for 2005 was 4.09 percent--up 8 basis points from 4.01 percent in 2004, despite pressures on loan pricing and funding costs throughout the year.
    Noninterest income was $10,377,000 for the year ended December 31, 2005, as compared with $10,442,000 for 2004. Again, 2004 performance was impacted by an impairment charge of $1.2 million related to the write-down of agency preferred stock owned by the Company. There was improvement in deposit service charges and fees, especially in the last two quarters of 2005. ATM fees and mortgage banking revenue also improved in 2005. Offsetting these improvements was a reduction in other service charges of $899,000. This includes merchant card fees, a business that the Company exited in the fourth quarter of 2004. We also experienced some weakness in trust income due to competition and market conditions.
    Noninterest expense in 2005 was $30,267,000, an increase of $3,977,000 or 15.1 percent, as compared to $26,290,000, in 2004. As previously disclosed, the Company incurred higher personnel and other noninterest expenses in the second quarter associated with the recruitment of a new management, a realignment of overall staffing, a goodwill impairment charge related to its subsidiary LNB Mortgage, LLC, and writing off various telecommunications contracts. In the second quarter of 2005, these expenses totaled $1.2 million. In addition to these specific activities, noninterest expense was impacted throughout the year by expenditures to improve our compliance with corporate governance standards, compliance with Sarbanes Oxley 404, and to make improvements in internal auditing and technology.
    For the year ended December 31, 2005, the provision for loan losses totaled $1,248,000 versus $1,748,000 in 2004. The decrease in the provision for loan losses was due to improved asset quality, most notably the sale of four substandard loans for which specific reserves had been established at December 31, 2004. The Company's allowance for loan losses at December 31, 2005, was $6,622,000 compared with $7,386,000 on December 31, 2004. The ratio of the allowance for loan losses to total loans was 1.13 percent at December 31, 2005, as compared to 1.28 percent at December 31, 2004. The allowance for loan losses to nonperforming loans was 102 percent on December 31, 2005, a decrease from 150 percent at the end of 2004.
    Net charge-offs for the year were $2,012,000 as compared to $2,092,000 for 2004. Included in the fourth quarter 2005 results were charge-offs of $1,173,000 associated with the sale of four loan relationships. In 2005, net charge-offs were .34 percent of average loans compared with 0.38 percent in 2004.
    Income taxes for the year were $2,479,000 as compared to $3,051,000 in 2004. This is an effective tax rate in 2005 of 27.9 percent as compared to 29.0 percent in 2004. This reflects the lower level of pretax income and new markets tax credits generated by the Company's subsidiary, North Coast Community Development Corporation.
    Total assets ended the year at $801.1 million, up nearly $20 million from year-end 2004. Total portfolio loans increased by 2.8 percent as compared to year-end 2004, ending the year at $588.4 million. The Company experienced 4.1 percent growth in commercial loans, 51.0 percent increase in purchased installment loans and 7.4 percent growth in home equity lines. Real estate loans offset a portion of this increase declining 16.8 percent. Total deposits at year-end 2005 were $640.2 million, an increase of nearly $35 million.
    "Amid these changes in 2005, we also marked a year in which we celebrated the 100th anniversary of the company," said Klimas. "This commemoration gave us an opportunity to recommit ourselves to our vision of being a high growth, efficiently managed independent community bank. We are excited about our prospects for the future as we begin our second century of service to our customers and our community.
    "We believe the foundation has been laid for improved earnings performance in 2006 and beyond," said Klimas.

    About LNB Bancorp, Inc.

    LNB Bancorp, Inc. is an $801.1 million financial holding company with two wholly owned subsidiaries, The Lorain National Bank and Charleston Insurance Agency, Inc. and a 49-percent owned subsidiary, Charleston Title Agency, LLC. LNB Mortgage LLC and North Coast Community Development Corporation are wholly owned subsidiaries of The Lorain National Bank. For more information about LNB Bancorp, Inc. and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com .

    This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, as well as the risks and uncertainties described from time to time in LNB Bancorp's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.


Consolidated Balance Sheets
                                                     December 31,
                                                 ---------------------
(Dollars in thousands except share amounts)         2005       2004
----------------------------------------------------------------------
Assets                                                (unaudited)
  Cash and due from banks                           $23,923   $23,123
  Federal funds sold and short-term investments           -     3,695
  Securities:
    Available for sale, at fair value               151,629   145,588
    Federal Home Loan Bank and Federal Reserve
     stock                                            3,645     4,033
----------------------------------------------------------------------
  Total securities                                  155,274   149,621
----------------------------------------------------------------------
  Loans:
    Loans held for sale                               2,586     3,067
    Portfolio loans                                 588,425   572,157
    Allowance for loan losses                        (6,622)   (7,386)
----------------------------------------------------------------------
  Net loans                                         584,389   567,838
----------------------------------------------------------------------
  Bank premises and equipment, net                   10,833    11,493
  Other real estate owned                               432       420
  Bank owned life insurance                          13,935    13,335
  Intangible assets                                   3,321     3,801
  Accrued interest receivable                         3,053     2,594
  Other assets                                        5,961     5,729
----------------------------------------------------------------------
Total Assets                                       $801,121  $781,649
----------------------------------------------------------------------
Liabilities
  Deposits
    Demand and other noninterest-bearing            $87,597   $96,280
    Savings, money market, and interest-bearing     265,831   280,169
    Certificates of deposit                         286,788   229,094
----------------------------------------------------------------------
  Total deposits                                    640,216   605,543
  Securities sold under repurchase agreements
    and other short-term borrowings                  32,616    31,619
  Federal Home Loan Bank advances                    53,896    69,296
  Accrued interest payable                            2,126     1,172
  Accrued taxes, expenses and other liabilities       3,861     3,445
----------------------------------------------------------------------
Total Liabilities                                   732,715   711,075
----------------------------------------------------------------------
Shareholders' Equity
  Common stock, par value $1 per share,
   authorized 15,000,000 shares, issued
   6,771,867 shares at December 31, 2005 and
   6,766,867 shares at December 31, 2004              6,772     6,766
  Additional paid-in capital                         26,334    26,243
  Retained earnings                                  42,945    41,292
  Accumulated other comprehensive loss               (2,996)   (1,297)
  Treasury stock at cost, 250,694 shares in 2005
   and 125,694 shares in 2004                        (4,649)   (2,430)
----------------------------------------------------------------------
Total Shareholders' Equity                           68,406    70,574
----------------------------------------------------------------------
Total Liabilities and Shareholders' Equity         $801,121  $781,649
----------------------------------------------------------------------


Consolidated Statements of Income
----------------------------------------------------------------------
                                            For the Year Ended
----------------------------------------------------------------------
(Dollars in thousands except share
 and per share amounts)                 2005        2004       2003
----------------------------------------------------------------------
Interest Income                                 (unaudited)
  Loans                                 $38,145    $32,560    $32,759
  Securities:
    U.S. Government agencies and
     corporations                         4,487      3,784      4,155
    States and political
     subdivisions                           439        459        610
    Other debt and equity securities        224        301        296
    U.S. Treasury securities                  -          -          -
  Federal funds sold and short-term
   investments                              137        120         40
----------------------------------------------------------------------
Total interest income                    43,432     37,224     37,860
Interest Expense
  Deposits:
    Certificates of deposit, $100
     and over                             3,937      1,448      1,447
    Other deposits                        6,976      5,366      5,814
  Federal Home Loan Bank advances         1,862      2,066      1,737
  Federal funds borrowed and
   other short-term borrowings              627        222        198
----------------------------------------------------------------------
Total interest expense                   13,402      9,102      9,196
----------------------------------------------------------------------
Net Interest Income                      30,030     28,122     28,664
Provision for Loan Losses                 1,248      1,748      2,695
----------------------------------------------------------------------
Net interest income after provision
 for loan losses                         28,782     26,374     25,969
Noninterest income
  Investment and trust services           1,940      2,091      1,762
  Deposit service charges                 4,219      4,187      4,260
  Other service charges and fees          1,895      2,794      3,104
  Mortgage banking revenue                  959        364          -
  Income from bank owned life
   insurance                                600        632        772
  Other income                              479        592        207
----------------------------------------------------------------------
Total fees and other income              10,092     10,660     10,105
  Securities gains (losses), net            173       (777)       449
  Gain on sale of loans                     132        181        236
  Gain on sale of credit card
   portfolio                                  -          -        832
  Gain (loss) on sale of other
   assets, net                              (20)       378          2
----------------------------------------------------------------------
Total noninterest income                 10,377     10,442     11,624
Noninterest Expense
  Salaries and employee benefits         15,057     12,995     13,814
  Net occupancy                           1,830      1,633      1,585
  Furniture and Equipment                 3,001      2,784      2,517
  Electronic banking expenses               542      1,257      1,395
  Supplies, postage and freight           1,245      1,208      1,137
  Outside services                        1,925      1,182      1,441
  Marketing and public relations          1,249      1,047        762
  Ohio Franchise tax                        772        729        673
  Other expense                           4,646      3,455      3,143
----------------------------------------------------------------------
Total noninterest expense                30,267     26,290     26,467
----------------------------------------------------------------------
Income before income tax expense          8,892     10,526     11,126
Income tax expense                        2,479      3,051      3,411
----------------------------------------------------------------------
Net Income                               $6,413     $7,475     $7,715
----------------------------------------------------------------------
Net Income Per Common Share
  Basic                                   $0.97      $1.13      $1.17
  Diluted                                  0.97       1.13       1.17
  Dividends declared                       0.72       0.72       0.70
Average Common Shares Outstanding
  Basic                               6,612,803  6,631,392  6,615,654
  Diluted                             6,612,852  6,632,324  6,615,654
----------------------------------------------------------------------


                          LNB Bancorp, Inc.
                         Financial Highlights
  (Unaudited - Dollars in thousands except Share and Per Share Data)


                          Three Months Ended      Twelve Months Ended
                    --------------------------------------------------
                     Dec. 31, Sept. 30,  Dec. 31,  Dec. 31,  Dec. 31,
                       2005      2005      2004      2005      2004
                    --------------------------------------------------
END OF PERIOD BALANCES
  Assets             $801,121  $812,437  $781,649  $801,121  $781,649
  Deposits            640,216   655,740   605,543   640,216   605,543
  Portfolio Loans     588,425   594,493   572,157   588,425   572,157
  Allowance for Loan
   Losses               6,622     7,890     7,386     6,622     7,386
  Shareholders'
   Equity              68,406    69,478    70,574    68,406    70,574

AVERAGE BALANCES
Assets:
  Total Assets       $801,045  $804,797  $775,226  $793,287  $759,537
  Earning Assets      750,215   751,254   712,725   739,520   707,031
  Securities          156,503   157,117   150,227   152,114   150,227
  Loans               591,141   589,684   569,644   584,762   551,515
Liabilities and
 Shareholders'
 Equity:
  Total Deposits     $643,592  $652,513  $605,627  $635,785  $589,347
  Interest Bearing
   Deposits           557,506   561,038   504,897   543,055   497,042
  Interest Bearing
   Liabilities        639,109   636,721   598,609   624,230   592,815
  Total
   Shareholders'
   Equity              69,545    70,804    71,032    70,427    69,507

INCOME STATEMENT
  Net Interest
   Income              $7,672    $7,470    $7,284   $30,030   $28,122
  Net Interest
   Income-FTE (1)       7,720     7,519     7,322    30,231    28,337
  Provision for Loan
   Losses                 150       300       399     1,248     1,748
  Noninterest Income    2,204     2,608     1,948    10,377    10,442
  Noninterest
   Expense              7,360     6,764     7,292    30,267    26,290
  Net Income            1,833     2,157     1,165     6,413     7,475

PER SHARE DATA
  Basic Net Income
   Per Common Share     $0.28     $0.33     $0.18     $0.97     $1.13
  Diluted Net Income
   Per Common Share      0.28      0.33      0.18      0.97      1.13
  Cash Dividends Per
   Common Share          0.18      0.18      0.18      0.72      0.72
  Basic Avg Common
   Shares
   Outstanding      6,544,706 6,625,086 6,641,095 6,612,803 6,631,392
  Diluted Avg Common
   Shares
   Outstanding      6,544,819 6,625,168 6,641,709 6,612,852 6,632,324

KEY RATIOS
  Return on Average
   Assets (2)            0.91%     1.06%     0.60%     0.81%     0.98%
  Return on Average
   Common Equity
   (2)                  10.46%    12.09%     6.52%     9.11%    10.75%
  Efficiency Ratio         74%       67%       79%       75%       68%
  Average Equity to
   Average Assets        8.68%     8.80%     9.16%     8.88%     9.15%
  Net Interest
   Margin (FTE) (1)      4.08%     3.97%     4.09%     4.09%     4.01%
  Net Charge Offs to
   Average Loans (2)     0.95%     0.14%     0.72%     0.34%     0.38%
  Allowance for Loan
   Losses                1.13%     1.33%     1.29%     1.13%     1.28%

ASSET QUALITY
  Nonperforming
   Loans               $6,494    $7,452    $4,921    $6,494    $4,921
  Other Real Estate
   Owned                  432       399       420       432       420
  Total
   Nonperforming
   Assets               6,926     7,851     5,341     6,926     5,341
  Net Charge Offs       1,418       203     1,037     2,012     2,092

(1) FTE -- fully tax equivalent at 35% tax rate
(2) Annualized for the three month periods

    CONTACT: For LNB Bancorp, Inc.
             John Fuller, 216-978-7643